Filed Pursuant to Rule 424(b)(2)
Registration No. 333-132747
Subject to Completion: PROSPECTUS SUPPLEMENT (To Prospectus dated March 27, 2006) Preliminary Prospectus Supplement dated March 12, 2008

Performance Securities with Partial Protection

UBS AG $• Securities linked to a Corn, Sugar and Soybean Basket due on              •

Issuer (Booking Branch):	UBS AG (Jersey Branch)
Term; Maturity Date:
3.5 years to approximately 4 years. We currently expect the Securities to mature on a date between
September 30, 2011 and March 30, 2012, to be determined on or about March 26, 2008 (the “trade date”).

No Interest Payments:	We will not pay you interest or dividends during the term of the Securities.
Commodity Basket:	The commodities Basket (the “Basket”) will be composed of three commodities (the “Basket Commodities”). The Basket Commodities and their weightings in the Basket are as follows:
Basket Commodities Weight
Soybean Futures 1/3
Sugar Futures 1/3
Corn Futures 1/3
Participation Rate:	110%
Payment at Maturity:	At maturity, you will receive a cash payment per $10 principal amount of the Securities based on the Basket Return

•  If the Basket Return is positive, you will receive your principal plus an additional payment equal to your principal x the Participation Rate x the Basket Return.
•  If the Basket Return is between 0% and –15%, you will receive $10 (your initial invested principal).
•  If the Basket Return is less than –15%, you will lose 1% (or fraction thereof) of your principal for each 1% (or fraction thereof) that the Basket Return is below –15%. Accordingly, if the Basket has declined by more than 15% over the term of the Securities, you may lose up to 85% of your principal at maturity.

See “Specific Terms of the Securities—Payment at Maturity” beginning on page S-19.
Corn Initial Price:	The price of corn on the trade date.
Sugar Initial Price:	The price of sugar on the trade date.
Soybean Initial Price:	The price of soybean on the trade date.
Basket Return:	Basket Ending Level-Basket Starting Level Basket Starting Level
Basket Starting Level:	100
Basket Ending Level:
The Basket Ending Level will be calculated as follows:
100 x (1 + (1/3 of the Soybean Performance + 1/3 of the Sugar Performance + 1/3 of the
Corn Performance)).
The Basket Return may be negative and, as a result, you may lose up to 85% of your investment.

No Listing:	The Securities will not be listed or displayed on any securities exchange or any electronic communications network.
Settlement Date:	March 31, 2008 (expected)
CUSIP Number:	902644236
ISIN Number:	US9026442361

To help investors identify appropriate structured investment products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as a Performance Strategy for this purpose. For a more detailed description of each of the four categories, please see “Structured Product Categorization” on page S-3.

See “Risk Factors” beginning on page S-10 for risks related to an investment in the Securities.

Principal protection applies only if the Securities are held to maturity.

This offering is registered with the Securities and Exchange Commission. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$10.00	$0.25	$9.75
Total

UBS Financial Services Inc.	UBS Investment Bank
Prospectus Supplement dated March •, 2008

Prospectus Supplement Summary

The following is a summary of terms of the Securities, as well as a discussion of factors you should consider before purchasing the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.

What are the Securities?

The Performance Securities with Principal Protection (the “Securities”) are medium-term notes issued by UBS, offering principal protection against a decline of up to 15% in the commodities Basket (the “Basket”) and offering a participation in any appreciation of the Basket at 110%. The return on the Securities is linked to the performance of the Basket, which in turn is based on the performance of three commodities (each a “Basket Commodity” and together, the “Basket Commodities”).

The Basket Commodities and their relative weightings are set forth below:

Basket Commodities	Weight
Soybean Futures	1/3
Sugar Futures	1/3
Corn Futures	1/3

The relative weights of the Basket Commodities will not change over the term of the Securities.

The price of sugar on any date means the official settlement price per pound of the first nearby month futures contract for #11 World Sugar stated in U.S. cents, as made public by the Intercontinental Exchange and displayed on Bloomberg Screen SB1 <CMDTY>; provided, that if such a date falls within 14 calendar days of the last trading day under such futures contract (pursuant to the rules of the Intercontinental Exchange), then with respect to that date it shall mean the second nearby month futures contract for #11 World Sugar, stated in U.S. cents, as made public by the Intercontinental Exchange and displayed on Bloomberg Screen SB2 <CMDTY>.

The price of soybean on any date means the official settlement price per bushel of the first nearby month futures contract for deliverable grade soybeans, stated in U.S. cents, as made public by the CME Group and displayed on Bloomberg Screen S 1 <CMDTY>; provided, that if such a date falls within the notice period for delivery of soybeans under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CME Group), then with respect to that date it shall mean the second nearby month futures contract for deliverable grade soybeans stated in U.S. cents, as made public by the CME Group and displayed on Bloomberg Screen S 2 <CMDTY>.

The price of corn on any date means the official settlement price per bushel of the first nearby month futures contract for #2 Yellow Corn, stated in U.S. cents, as made public by the CME Group and displayed on Bloomberg Screen C 1 <CMDTY>; provided, that if such a date falls within the notice period for delivery of Corn under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CME Group), then with respect to that date it shall mean the second nearby month futures contract for #2 Yellow Corn, stated in U.S. cents, as made public by the CME Group and displayed on Bloomberg Screen C 2 <CMDTY>.

At maturity, you will receive a cash payment per $10 principal amount of the Securities based on the Basket Return.

➤ If the Basket Return is positive, you will receive your principal plus an additional payment equal to your principal x the Basket Return x the Participation Rate.

➤ If the Basket Return is between 0% and –15%, you will receive $10 (your initial invested principal).

➤ If the Basket Return is less than –15%, you will lose 1% (or fraction thereof) of your principal for each 1% (or fraction thereof) that the Basket Return is below –15%. For example, a Basket Return of –25.5% will result in a 10.5% loss of principal. Accordingly, if the Basket has declined by more than 15% over the term of the Securities, you may lose up to 85% of your principal at maturity.

We will not pay you interest during the term of the Securities.

The “Basket Return,” which may be positive or negative, will be calculated as follows:
Basket Return = Basket Ending Level - Basket Starting Level
                           Basket Starting Level

The “Basket Starting Level” is 100 and the “Basket Ending Level” will be calculated as follows:
100 x (1+(1/3 of the Soybean Performance + 1/3 of the Sugar Performance + 1/3 of the Corn Performance)).

The return on each of the Basket Commodities over the term of the Securities will be based on the appreciation or depreciation in the level of the respective Basket Commodity over the term of the Securities, as measured from the trade date to a date five business days prior to the maturity date (the “final valuation date”). The actual final valuation date will be determined on the trade date.

For further information concerning the calculation of the return on each Basket Commodity and of the payment at maturity, see “What are the steps to calculate payment at maturity?” beginning on page S-5 and “Specific Terms of the Securities—Payment at Maturity” beginning on page S-19.

Selected Purchase Considerations

➤  Growth Potential—The Securities provide the opportunity for participation at a Participation Rate of 110% in any appreciation of the Basket from the trade date relative to the final valuation date. There can be no assurance of a positive Basket Return.

➤  Partial Principal Protection—At maturity, your principal is fully protected against a decline of up to 15% in the Basket. If the Basket Return is less than –15%, you will lose 1% (or fraction thereof) of your principal for each 1% (or fraction thereof) that the Basket Return is below –15%.

➤  Minimum Investment—Your minimum investment is 100 Securities at a principal amount of $10.00 per Security (for a total minimum purchase of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Security at a principal amount of $10.00 per Security. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Securities.

Selected Risk Considerations

An investment in the Securities involves significant risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” beginning on page S-10.

➤  At maturity, the principal of the Securities is exposed to any decline in the Basket in excess of 15%— If the Basket Return is less than –15%, you will lose 1% (or fraction thereof) of your principal for each 1% (or fraction thereof) that the Basket Return is below –15%. Accordingly, if the Basket has declined by more than 15% over the term of the Securities, you may lose up to 85% of your principal at maturity.

➤  Partial principal protection only if you hold the Securities to maturity—You should be willing to hold your Securities to maturity. If you sell your Securities in the secondary market prior to maturity, you may have to sell them at a discount and you will not have partial principal protection for a decline in the Basket of up to 15%.

➤  Market risk—The return on the Securities, which may be positive or negative, is linked to the performance of the Basket Commodities, and will depend on whether, and the extent to which, the Basket Return is positive or negative.

➤  No interest payments—You will not receive any periodic interest payments on the Securities, and you will not receive any dividend payments or other distributions on the securities included in the Basket Commodities.

➤  There may be little or no secondary market for the Securities—The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market will develop for the Securities. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial discount.

The Securities may be a suitable investment for you if:

➤  You seek an investment with a return linked to the performance of a basket comprised of futures contracts on corn, sugar and soybeans.

➤  You seek an investment that offers partial principal protection when the Securities are held to maturity.

➤  You are willing to hold the Securities to maturity and are aware that there may be little or no secondary market for the securities.

➤  You do not seek current income from this investment.

➤  You believe that, in the aggregate, the price appreciation of corn, sugar and soybeans will result in a return on your investment in excess of what you could earn in a conventional debt instrument of comparable credit rating at maturity.

➤  You are willing to accept the risk of fluctuations in commodities prices in general and exchange-traded futures contracts on physical commodities in particular.

The Securities may not be a suitable investment for you if:

➤  You are unable or unwilling to hold the Securities to maturity.

➤  You seek an investment that is 100% principal protected.

➤  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

➤  You seek current income from your investments.

➤  You seek an investment for which there will be an active secondary market.

➤  You will create an over-concentrated position in any particular commodity sector of your portfolio by owning the Securities.

➤  You are not willing to be exposed to fluctuations in commodities prices in general and exchange-traded futures contracts on physical commodities in particular.

Structured Product Categorization

To help investors identify appropriate Structured Products, UBS organizes its Structured Products, including the Securities, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The description below is intended to describe generally the four categories of Structured Products and the types of principal protection, if any, which may be offered on those products, but it should not be relied upon as a description of any particular Structured Product.

➤
Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.

➤
Optimization Strategies are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection, or contingent protection.

➤
Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection, buffer protection or contingent protection.

➤	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Partial protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. “Contingent protection,” if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset does decline below the specified threshold, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset. In order to benefit from any type of principal protection, investors must hold the security to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.

What are the tax consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations’’ on page S-27 and discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled forward contract with respect to the Basket Commodities. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations—Alternative Treatment” on page S-28.

The Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page S-27 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

In addition, a member of the House of Representatives has recently introduced a bill that, if enacted, would require holders of Securities purchased after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

What are the steps to calculate payment at maturity?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Securities.

Step 1: Calculate the Commodity Performance for the Basket Commodities.

The “Soybean Performance” is calculated based on the price of soybean on the trade date relative to the final valuation date and is calculated as follows:

Soybean Performance = Soybean Final Price – Soybean Initial Price
                                           Soybean Initial Price

where the Soybean Initial Price is • cents/bushel, the price of soybean on the trade date, and the Soybean Final Price will be the price of soybean on the final valuation date.

The “Sugar Performance” is calculated based on the price of sugar on the trade date relative to the final valuation date and is calculated as follows:

Sugar Performance = Sugar Final Price – Sugar Initial Price
                                    Sugar Initial Price

where the Sugar Initial Price is • cents/pound, the price of sugar on the trade date, and the Sugar Final Price will be the price of sugar on the final valuation date.

The “Corn Performance” is calculated based on the price of corn on the trade date relative to the final valuation date and is calculated as follows:

Corn Performance = Corn Final Price – Corn Initial Price
                                 Corn Initial Price

where the Corn Initial Price is • cents/bushel, the price of corn on the trade date, and the Corn Final Price will be the price of corn on the final valuation date.

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level will be calculated as follows:

100 x (1+ (⅓ of the Soybean Performance + ⅓ of the Sugar Performance +⅓ of the Corn Performance)).

Step 3: Calculate the Basket Return.

The Basket Return, which may be positive or negative, is the difference between the Basket Ending Level and the Basket Starting Level, expressed as a percentage of the Basket Starting Level, calculated as follows:

Basket Return = Basket Ending Level – Basket Starting Level
                   Basket Starting Level

The Basket Starting Level is 100.

Step 4: Calculate the Payment at Maturity.

At maturity, you will receive a cash payment per $10 principal amount of the Securities based on the Basket Return:

➤
If the Basket Return is positive, you will receive your principal plus an additional payment equal to your principal x the Participation Rate x the Basket Return.

                $10 + ($10 x Participation Rate x Basket Return).

➤	If the Basket Return is between 0% and –15%, you will receive $10 (your initial invested principal and no return on your investment)

➤
If the Basket Return is less than –15%, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Basket Return is below –15%. For example, a Basket Return of –25.5% will result in a 10.5% loss of principal. In this case, the payment at maturity will be calculated as follows:

$10 + ($10 x (Basket Return + 15%)).

If the Basket has declined by more than 15% over the term of the Securities, you may lose up to 85% of your principal at maturity.

Hypothetical examples of how the Securities perform at maturity The examples below are based on the following assumptions:

Principal Amount:	$10.00
Basket Starting Level:	100
Participation Rate:	110% if the Basket Return is positive
Partial Principal Protection:	15%
Investment Term:	3.5 years to approximately 4 years (the actual maturity date will be determined on the trade date).

Example 1 — The Basket Return is 15%
Calculation of cash payment at maturity on the Securities
If we assume that the Basket Ending Level is 115, the Basket Return would therefore be 15%. The investor would receive at maturity the principal amount of each Security plus a payment equal to 110% of the Basket Return, as set forth below:

• Principal amount of each Security =	$10.00
Plus
• Principal amount of each Security x 110% x Basket Return
$10.00 x 110% x 15% =	$ 1.65
Total:	$11.65

Investor receives $11.65 at maturity for each Security (a 16.5% total return).
Calculation of comparative return on a $10.00 direct investment in the Basket
• Principal amount =	$10.00
Plus
• Principal amount x Basket Return
$10.00 x 15% =	$ 1.50
Total:	$11.50

On a $10.00 investment, 1/3 of which is composed of the Soybean Performance, 1/3 of which is composed of the Sugar Performance and 1/3 of which is composed of the Corn Performance, an investor would receive $11.50 (a 15% total return).

Example 2 — The Basket Return is 60%
Calculation of cash payment at maturity on the Securities
If we assume that the Basket Ending Level is 160, the Basket Return would therefore be 60%. The investor would receive at maturity the principal amount of each Security plus a payment equal to 110% of the Basket Return, as set forth below:

• Principal amount of each Security =	$10.00
Plus
• Principal amount of each Security x 110% x Basket Return
$10.00 x 110% x 60% =	$ 6.60
Total:	$16.60

Investor receives $16.60 at maturity for each Security (a 66% total return).
Calculation of comparative return on a $10.00 direct investment in the Basket
• Principal amount =	$10.00
Plus
• Principal amount x Basket Return
$10.00 x 60% =	$ 6.00
Total:	$16.00

On a $10.00 investment, 1/3 of which is composed of the Soybean Performance, 1/3 of which is composed of the Sugar Performance and 1/3 of which is composed of the Corn Performance, an investor would receive $16.00 (a 60% total return).

Some results have been rounded for ease of analysis.

Example 3 — The Basket Return is –15%

Calculation of cash payment at maturity on the Securities

If we assume that the Basket Ending Level is 85, the Basket Return would therefore be –15%. Since the Securities provide partial principal protection for up to a 15% decline in the Basket, the investor would receive at maturity the full principal amount, as set forth below:

Principal amount of each Security =	$10.00
Total:	$10.00

Investor receives $10.00 at maturity for each Security (a 0% total return).

Calculation of comparative return on a $10.00 direct investment in the Basket
• Principal amount =	$10.00
Plus
• Principal amount x Basket Return
$10.00 x (–15%) =	–$1.50
Total:	$8.50

On a $10.00 investment, 1/3 of which is composed of the Soybean Performance, 1/3 of which is composed of the Sugar Performance and 1/3 of which is composed of the Corn Performance, an investor would receive $8.50 (a 15% loss).

Example 4 — The Basket Return is –60%

Calculation of cash payment at maturity on the Securities

If we assume that the Basket Ending Level is 40, the Basket Return would therefore be –60%, which is less than –15%. The investor loses 1% (or fraction thereof) of the principal amount at maturity for every 1% (or fraction thereof) the Basket Return is below –15%, as set forth below:

• Principal amount of each Security =	$10.00
Plus
• Principal amount of each Security x (Basket Return x 15%)
$10.00 x (–60% x 15%)
$10.00 x (– 45%) =	–$4.50
Total:	$5.50

Investor receives $5.50 at maturity for each Security (a 45% loss).

Calculation of comparative return on a $10.00 direct investment in the Basket

• Principal amount =	$10.00
plus
• Principal amount xBasket Return
$10.00 x (–60%) =	–$6.00
Total:	$4.00

On a $10.00 investment, 1/3 of which is composed of the Soybean Performance, 1/3 of which is composed of the Sugar Performance and 1/3 of which is composed of the Corn Performance, an investor would receive $4.00 (a 60% loss).

Hypothetical Performance of the Securities at Maturity
The table and graph below represent the hypothetical performance of an investment in the Securities compared to an investment, 1/3 of which is composed of the Soybean Performance, 1/3 of which is composed of the Sugar Performance and 1/3 of which is composed of the Corn Performance.

Assumptions:
Principal Amount:	$10
Basket Starting Level	100
Participation Rate:	110%
Partial Principal Protection:	15%
Basket Performance:	50% to –50%
Term:	3.5 years to approximately 4 years (the actual maturity date will be determined on the trade date).

Performance of the Basket		Performance of the Securities
Basket	Basket	Securities Payment	Securities
Ending Level	Return*	At Maturity	Return*
150	50%	$15.50	55%
145	45%	$14.95	50%
140	40%	$14.40	44%
135	35%	$13.85	39%
130	30%	$13.30	33%
125	25%	$12.75	28%
120	20%	$12.20	22%
115	15%	$11.65	17%
110	10%	$11.10	11%
105	5%	$10.55	6%
100	0%	$10.00	0%
95	–5%	$10.00	0%
90	–10%	$10.00	0%
85	–15%	$10.00	0%
80	–20%	$9.50	–5%
75	–25%	$9.00	–10%
70	–30%	$8.50	–15%
65	–35%	$8.00	–20%
60	–40%	$7.50	–25%
55	–45%	$7.00	–30%
50	–50%	$6.50	–35%
* Percentages have been rounded for ease of analysis

Risk Factors

The return on the Securities is linked to the performance of futures contracts on corn, sugar and soybeans (the “Basket Commodities”). Investing in the Securities is not equivalent to a direct investment in the Basket Commodities. This section describes the most significant risks relating to the Securities. We urge you to read the following information about these risks, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Securities.

You may lose some of your principal.

The Securities combine features of equity and debt. The Securities differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity or any interest during the term of the Securities. Instead, we will pay you in cash at maturity an amount based on the performance of the Basket Commodities, subject to partial principal protection for declines of up to 15% in the Basket. The Securities are exposed to any decline in the Basket greater than 15%. You will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Basket Return is below –15%. For example, a Basket Return of –25.5% will result in a 10.5% loss of principal. Accordingly, you can lose up to 85% of the principal amount of your Securities at maturity if the Basket declines by more than 15% over the term of the Securities.

No interest payments or income from the Securities.

You will not receive interest payments on the Securities over the term of the Securities.

The Basket is composed of the three Basket Commodities; any positive return in one Basket Commodity may be offset by a negative return in the other Basket Commodity.

The Securities are linked to the performance of a Basket, 1/3 of which is composed of futures contracts on corn, 1/3 of which is composed of futures contracts on sugar and 1/3 of which is composed of futures contracts on soybeans. The performance of the Basket will be based on the aggregate appreciation or depreciation of the levels of the Basket Commodities on the final valuation date relative to the trade date, weighted according to their composition in the Basket. A positive return in one Basket Commodity may be offset by a negative return in another Basket Commodity, resulting in a negative Basket Return. For example, a +5% Corn Performance and +5% Sugar Performance would be completely offset by a –60% Soybean Performance, resulting in a Basket Return of –16.67% and a corresponding total return at maturity on the Securities (taking into account the principal protection of 15%) of –1.67%.

There may not be an active trading market in the Securities.

Sales in the secondary market may result in significant losses.

You should be willing to hold your Securities to maturity. There may be little or no secondary market for the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Securities, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market making activities at any time.

Partial principal protection only applies if you hold the securities to maturity.

If you sell your Securities before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses. In addition, you will not have partial principal protection for a decline in the Basket of more than 15%.

Risk Factors

Owning the Securities is not the same as owning the Basket Commodities.

The return on your Securities may not reflect the return you would realize if you actually owned the Basket Commodities.

The market value of the Securities may be influenced by unpredictable factors.

The market value of your Securities may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that, generally, the level of the Basket Commodities on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include:

➤	the volatility of each Basket Commodity (i.e., the frequency and magnitude of changes in the level of each Basket Commodity);

➤	the market prices of the Basket Commodities;

➤	interest rates in the U.S. market and in each market related to the Basket Commodities;

➤	the time remaining to the maturity of the Securities;

➤	supply and demand for the Securities, including inventory positions with UBS Securities LLC or any other market maker;

➤	economic, financial, political, regulatory, judicial or other events that affect the level of the Basket or the market price of the Basket Commodities or that affect commodities markets generally; and

➤	the creditworthiness of UBS.

The price of corn is primarily affected by the global demand for, and supply of, corn. The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol and biofuels. Therefore, the demand for, and supply of, corn is affected by the overall supply and demand of ethanol and biofuels and the current and anticipated level of government support for ethanol and biofuels. The demand for corn is also affected by the profitability of the pork and poultry sectors, which use corn for feed. Troubles in those industries will lessen the demand for corn.

The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers, the current and previous price of corn, international trade, a deterioration in global economic activities and unexpected sharp moves in global oil prices. The United States is the world’s largest supplier of corn, followed by China and Brazil. The supply of corn is particularly sensitive to weather patterns in the United States, China and Brazil.

Global prices for sugar are primarily affected by the global demand for, and supply of, sugar, but are also significantly influenced by governmental policy and international trade agreements, by speculative actions, by currency exchange rates and by current and previous price levels of sugar and ethanol.

Sugar is used primarily as a human food sweetener and is also used in the production of fuel ethanol. As a result, global demand for sugar is influenced by the level of human consumption of sweetened food-stuffs and beverages and, to a lesser extent, by the level of demand for sugar-based fuel ethanol. The demand for sugar in developing countries, particularly in the Far East and Latin America, has increased over the last few years.

The world export supply of sugar is dominated by the Brazil, European Union, Guatemala, Cuba, Thailand and Australia, while other countries, including India, the United States, Canada and Russia produce significant amounts of sugar for domestic consumption. Brazil and the United States are the world’s largest producers and consumers of ethanol. Governmental programs and policies regarding agriculture and energy, specifically, and trade, fiscal and monetary issues, more generally, in these countries and at a multinational level could affect the supply and price of sugar. Extrinsic factors also

Risk Factors

affect sugar prices such as weather, disease and natural disasters. For example, in recent years, the supply of sugar has been disrupted by major hurricanes, such as Katrina and Rita. It is not possible to predict the aggregate effect of all or any combination of these factors.

The price of soybeans is primarily affected by the global demand for and supply of soybeans, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture, including soybeans, specifically, and trade, fiscal and monetary issues, more generally. Extrinsic factors also affect soybean prices such as weather, crop yields, natural disasters, technological developments, wars and political and civil upheavals. Soy biodiesel, animal agriculture, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand. The United States, Argentina and Brazil are the three biggest suppliers of soybean crops.

The Securities will not be regulated by the Commodity Futures Trading Commission.

Because the Securities do not constitute interests in a commodity pool, the Securities are not regulated as a commodity pool and UBS Securities LLC is not required to be registered with and regulated by the Commodity Futures Trading Commission (“CFTC”) as a “commodity pool operator”. You will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in commodities or who invest in regulated commodity pools.

The Securities do not constitute investments by you in futures contracts traded on regulated futures exchanges. Accordingly, you will not benefit from the CFTC’s or any other regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange.

Suspension or disruptions of market trading in the commodity and related futures markets may adversely affect the value of your Securities.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as ‘‘daily price fluctuation limits’’ and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a ‘‘limit price’’. Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Basket Commodities and, therefore, the value of your Securities.

Historical performance of the Basket Commodities should not be taken as an indication of the future performance of the Basket Commodities during the term of the Securities.

The historical performance of each Basket Commodity should not be taken as an indication of the future performance of each Basket Commodity. It is impossible to predict whether the level of any Basket Commodity will rise or fall. Trading prices of the Basket Commodities will be influenced by complex and interrelated political, economic, financial and other factors that can affect the market prices of the Basket Commodities discussed above.

Trading and other transactions by UBS or its affiliates in Basket Commodities, futures, options, exchange-traded funds or other derivative products on Basket Commodities, may impair the market value of the Securities.

As described below under “Use of Proceeds and Hedging” on page S-25, UBS or its affiliates may hedge their obligations under the Securities by purchasing Basket Commodities, futures or options on Basket

Risk Factors

Commodities, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Basket Commodities, and they may adjust these hedges by, among other things, purchasing or selling Basket Commodities, futures, options, or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of Basket Commodities, therefore, the market value of the Securities. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

UBS or its affiliates may also engage in trading in Basket Commodities and other investments relating to Basket Commodities on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of Basket Commodities and, therefore, the market value of the Securities. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of Basket Commodities. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Securities.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to one or more of the Basket Commodities that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the level of one or more of the Basket Commodities, could be adverse to such holders’ interests as beneficial owners of the Securities.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the level of the underlying assets to which the Securities are linked or the market value of the Securities.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. UBS and its affiliates may have published research or other opinions that calls into question the investment view implicit in the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying assets to which the Securities are linked.

There are potential conflicts of interest between you and the calculation agent.

UBS’s affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount paid out to you on the Securities at maturity. For a fuller description of the calculation agent’s role, see “Specific Terms of the Securities—Role of Calculation Agent” on page S-24. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Basket Commodities has occurred or is continuing on a day when the calculation agent will determine the Basket Ending Level for a particular Basket Commodity. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

Risk Factors

If a market disruption event occurs on the trade date, the calculation agent can determine the Corn Initial Price, Sugar Initial Price and Soybean Initial Price in its own discretion or can postpone the determination of the Corn Initial Price, Sugar Initial Price and Soybean Initial Price for the Basket or the settlement date.

If the calculation agent determines that a market disruption event has occurred or is continuing on the trade date for one or more of the Basket Commodities, the calculation agent can either determine the Corn Initial Price, Sugar Initial Price and Soybean Initial Price for the Basket or postpone the trade date.

In the event that the calculation agent decides to determine the Corn Initial Price, Sugar Initial Price and Soybean Initial Price on the trade date, the calculation agent will make a good faith estimate in its sole discretion of the Corn Initial Price, Sugar Initial Price and Soybean Initial Price that would have prevailed in the absence of the market disruption event.

If the calculation agent decides to postpone the trade date, the calculation agent will use the closing level of the particular Basket Commodity on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will the trade date be postponed by more than five business days. As a result, the maturity date for the Securities could also be postponed, although not by more than five business days.

If the determination of the Corn Initial Price, Sugar Initial Price and Soybean Initial Price for the Basket is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Corn Initial Price, Sugar Initial Price and Soybean Initial Price will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Corn Initial Price, Sugar Initial Price and Soybean Initial Price that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Securities—Market Disruption Event” beginning on page S-21.

The calculation agent can postpone the calculation of the Basket Ending Level for the Basket or the maturity date if a market disruption event occurs on the final valuation date.

The determination of the Basket Ending Level for the Basket may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date for one or more of the Basket Commodities. If such a postponement occurs, the calculation agent will use the closing level of the particular Basket Commodity on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Securities could also be postponed, although not by more than ten business days.

If the determination of the Basket Ending Level for the Basket is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Basket Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Basket Ending Level that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Securities—Market Disruption Event” beginning on page S-21.

The formula for determining the payment at maturity does not take into account all developments in the Basket Commodities.

Changes in the Basket Commodities during the term of the Securities before the final valuation date will not be reflected in the calculation of the amount payable, if any, at maturity. The calculation agent will calculate the payment at maturity by comparing only the level of each Basket Commodity on the trade date and the level of

Risk Factors

each Basket Commodity on the final valuation date. No other levels will be taken into account. As a result, you may lose some or all of your investment even if a particular Basket Commodity has risen at certain times during the term of the Securities before falling to a level below its starting level on the final valuation date.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “What are the tax consequences of the Securities?” in the summary section of page S-4, “Supplemental U.S. Tax Considerations” beginning on page S-27, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

In addition, the Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described under “Supplemental U.S. Tax Considerations” on page S-27 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

In addition, a member of the House of Representatives has recently introduced a bill that, if enacted, would require holders of Securities purchased after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

The inclusion of commissions and compensation in the original issue price is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Securities in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

Historical Performance

The following graph shows the historical prices for each of the Basket Commodities from March 24, 1997 through March 10, 2008. We obtained the trading price information from Bloomberg. The historical performance should not be taken as an indication of future performance.

The following graph shows the hypothetical historical values of the Basket from March 24, 1997 through March 10, 2008, based on the historical prices of corn, sugar and soybeans and a Basket Starting Level of 100 on March 10, 2008. As of March 10, 2008, at 2:15 p.m., the price of corn was 555.5 cents per bushel, the price of sugar was 13.04 cents per pound and the price of soybeans was 1388.5 cents per bushel. We obtained the trading price information from Bloomberg. The hypothetical historical performance of the Basket should not be taken as an indication of future performance.

The Commodity Futures Markets and Information on the CME and ICE

At present, the Basket Commodities are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made. Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

The market for soybeans futures and corn futures is the CME Group, a combined entity formed by the 2007 merger of the Chicago Mercantile Exchange (“CME”) and the Chicago Board of Trade (“CBOT”). The CBOT is one of the largest and most diverse financial exchanges in the world for trading futures and options. The combined volume of CME and CBOT in 2006 exceeded 2.2 billion contracts, worth more than $1,000 trillion. The CME Group offers a wide range of benchmark products, covering all major asset classes. Specifically, the CME Group offers futures and options based on interest rates, equity indexes, foreign exchange, commodities, energy, and alternative investment products such as weather and real estate.

The price of soybean on any date means the official settlement price per bushel of the first nearby month futures contract for deliverable grade soybeans, stated in U.S. cents, as made public by the CME Group and displayed on Bloomberg Screen S 1 <CMDTY>; provided, that if a date falls within the notice period for delivery of soybeans under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CME Group), then with respect to that date it shall mean the second nearby month futures contract for deliverable grade soybeans stated in U.S. cents, as made public by the CME Group and displayed on Bloomberg Screen S 2 <CMDTY>. The last trading day for the soybean futures contract is the business day prior to the 15th calendar day of the contract month and the last delivery day is the second business day following the last trading day of the delivery month.

The price of corn on any date means the official settlement price per bushel of the first nearby month futures contract for #2 Yellow Corn, stated in U.S. cents, as made public by the CME Group and displayed on Bloomberg Screen C 1 <CMDTY>; provided, that if a date falls within the notice period for delivery of corn under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CME Group), then with respect to that date it shall mean the second nearby month futures contract for #2 Yellow Corn, stated in U.S. cents, as made public by the CME Group and displayed on Bloomberg Screen C 2 <CMDTY>. The last trading day for the corn futures contract is the business day prior to the 15th calendar day of the contract month and the last delivery day is the second business day following the last trading day of the delivery month.

The market for sugar futures is the Intercontinental Exchange (the “ICE”), which operates an electronic global futures and OTC marketplace for trading energy and soft commodity contracts.  ICE conducts its markets for futures trading through its subsidiary, ICE Futures. ICE also offers a range of risk management, market data and trading support services. ICE's electronic trading platform allows ICE to provide market participants with direct access to energy futures and OTC commodity products for oil and refined products, natural gas, power and emissions. In addition to its liquid electronic markets, ICE offers a range of risk management tools, and provides energy market data based on OTC and futures markets through real-time access and an array of indices, custom data services and mark to market products.

In January of 2007, ICE acquired the New York Board of Trade (now known as ICE Futures U.S). ICE conducts its soft commodity (including sugar), foreign exchange and index markets through ICE Futures U.S..

The price of sugar on any date means the official settlement price per pound of the first nearby month futures contract for #11 World Sugar stated in U.S. cents, as made public by the Intercontinental Exchange and displayed on Bloomberg Screen SB1 <CMDTY>; provided, that if a date falls within 14 calendar days of the last trading day under such futures contract (pursuant to the rules of the Intercontinental Exchange), then with respect to that date it shall mean the second nearby month futures contract for #11 World Sugar, stated in U.S. cents, as made public by the Intercontinental Exchange and displayed on  Bloomberg Screen SB2 <CMDTY>.  The contract size for Sugar is 112,000 pounds (50 long tons) and the delivery points include a port in the country of origin or in the case of landlocked countries, at a berth or anchorage in the customary port of export.  For March, May, July and October the last trading day of the Sugar futures contract is the last business day of the month preceding the delivery month and for January, the last trading day of the Sugar futures contract is the second business day before the 24th day of the prior calendar month.  The first notice day is the first business day after the last trading day, and the last notice day is the first business day after the last trading day.

The information in this description has been taken from publicly available sources. UBS has not independently verified this information.

Valuation of the Securities

At maturity. At maturity, you will receive a cash payment per $10 principal amount of the Securities based on the Basket Return.

➤	If the Basket Return is positive, you will receive your principal plus an additional payment equal to your principal x the Participation Rate x the Basket Return.

➤	If the Basket Return is between 0% and –15%, you will receive $10 (your initial invested principal).

➤
If the Basket Return is less than –15%, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Basket Return is below –15%. For example, a Basket Return of –25.5% will result in a 10.5% loss of principal. Accordingly, if the Basket has declined by more than 15% over the term of the Securities, you may lose up to 85% of your principal at maturity

For further information concerning the calculation of the payment at maturity, see “What are the steps to calculate payment at maturity” on page S-5 and “Specific Terms of the Securities—Payment at Maturity” beginning on page S-19.

Prior to maturity. The market value of the Securities will be affected by several factors many of which are beyond our control. We expect that generally the level of each Basket Commodity on any day will affect the market value more than any other single factor. Other factors that may influence the market value of the Securities include, but are not limited to, supply and demand, exchange rates, the volatility of the Basket Commodities, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See “Risk Factors” beginning on page S-10 for a discussion of the factors that may influence the market value of the Securities prior to maturity.

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium Term Notes, Series A” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below. The Securities are linked to the performance of a basket (the “Basket”), which is comprised of three commodities (each a “Basket Commodity”) weighted as follows:

Basket Commodities	Weight
Soybean Futures	1/3
Sugar Futures	1/3
Corn Futures	1/3

Coupon

We will not pay you interest during the term of the Securities.

Denominations

Your minimum investment is 100 Securities at a principal amount at $10.00 per Security (for a total minimum purchase of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Security at a principal amount of $10.00 per Security. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Securities.

Payment at Maturity

At maturity, you will receive a cash payment per $10 principal amount of the Securities based on the Basket Return:

➤
If the Basket Return is positive, you will receive your principal plus an additional payment equal to your principal x the Participation Rate x the Basket Return. In this case, the payment at maturity will be calculated as follows:

10 + ($10 x Participation Rate x Basket Return)

➤	If the Basket Return is between 0% and –15%, you will receive $10 (your initial invested principal)

➤
If the Basket Return is less than –15%, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Basket Return is below –15%. For example, a Basket Return of –25.5% will result in a 10.5% loss of principal. In this case, the payment at maturity will be calculated as follows:

Specific Terms of the Securities

 $10 + ($10 x (Basket Return + 15%)).

If the Basket has declined by more than 15% over the term of the Securities, you may lose up to 85% of your principal at maturity.

The “Basket Return,” which may be positive or negative, is the difference between the Basket Ending Level and the Basket Starting Level, expressed as a percentage of the Basket Starting Level, calculated as follows:

Basket Return = Basket Ending Level – Basket Starting Level
Basket Starting Level

where the “Basket Starting Level” equals 100 and the “Basket Ending Level” will be calculated as follows:

100 x (1 + (1/3 of the Soybean Performance + 1/3 of the Sugar Performance + 1/3 of the Corn Performance)).

The “Soybean Performance” is calculated based on the price of soybean on the trade date relative to the final valuation date and is calculated as follows:

Soybean Performance = Soybean Final Price – Soybean Initial Price
Soybean Initial Price

where the Soybean Initial Price is • cents/bushel, the price of soybean on the trade date, and the Soybean Final Price will be the price of soybean on the final valuation date.

The “Sugar Performance” is calculated based on the price of sugar on the trade date relative to the final valuation date and is calculated as follows:

Sugar Performance = Sugar Final Price – Sugar Initial Price
Sugar Initial Price

where the Sugar Initial Price is • cents/pound, the price of sugar on the trade date, and the Sugar Final Price will be the price of sugar on the final valuation date.

The “Corn Performance” is calculated based on the price of corn on the trade date relative to the final valuation date and is calculated as follows:

Corn Performance = Corn Final Price – Corn Initial Price
Corn Initial Price
where the Corn Initial Price is • cents/bushel, the price of corn on the trade date, and the Corn Final Price will be the price of corn on the final valuation date.

The return on the Basket may be negative, and as a result you may lose up to 85% of your investment.

Maturity Date

The maturity date is expected to be on a date between September 30, 2011 and March 30, 2012 (to be determined on the trade date), unless that day is not a business day, in which case the maturity date will be the next following business day. If the third business day before this applicable day does not qualify as the final valuation date as determined in accordance with “—Final Valuation Date” below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date—and therefore the maturity date—if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “—Market Disruption Event” below.

Specific Terms of the Securities

Final Valuation Date

The final valuation date is five business days prior to the maturity date (the actual final valuation date will be determined on the trade date), unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following calendar day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Securities be postponed by more than ten business days.

Market Disruption Event

The calculation agent will determine the Basket Ending Level on the final valuation date. As described above, the final valuation date may be postponed, and thus the determination of the Basket Ending Level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing for one or more of the Basket Commodities. If such a postponement occurs, the calculation agent will use the closing level of the particular Basket Commodity on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Basket Ending Level be postponed by more than ten business days.

If the determination of the Basket Ending Level is postponed to the last possible day, but a market disruption event for one or more of the Basket Commodities occurs or is continuing on that day, that day will nevertheless be the date on which the Basket Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Basket Ending Level.

The calculation agent also will determine the Corn Initial Price, Sugar Initial Price and Soybean Initial Price on the trade date. If the calculation agent determines that a market disruption event has occurred or is continuing on the trade date for one or more of the Basket Commodities, the calculation agent can either determine the Corn Initial Price, Sugar Initial Price and Soybean Initial Price for the Basket or postpone the trade date.

In the event that the calculation agent decides to determine the Corn Initial Price, Sugar Initial Price and Soybean Initial Price on the trade date, the calculation agent will make a good faith estimate in its sole discretion of the Corn Initial Price, Sugar Initial Price and Soybean Initial Price that would have prevailed in the absence of the market disruption event.

If the calculation agent decides to postpone the trade date, the calculation agent will use the closing level of the particular Basket Commodity on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will the trade date be postponed by more than five business days. As a result, the maturity date for the Securities could also be postponed, although not by more than five business days.

If the determination of the Corn Initial Price, Sugar Initial Price and Soybean Initial Price for the Basket is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Corn Initial Price, Sugar Initial Price and Soybean Initial Price will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Corn Initial Price, Sugar Initial Price and Soybean Initial Price.

Any of the following will be a market disruption event:

➤
a suspension, absence or material limitation of trading in a Basket Commodity for more than two hours or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion;

➤
a suspension, absence or material limitation of trading in option or futures contracts relating to one or more of the Basket Commodities in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion;

Specific Terms of the Securities

➤	one or more of the Basket Commodities are not published, as determined by the calculation agent in its sole discretion;

➤
in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or

➤	a decision to permanently discontinue trading in the option or futures contracts relating to one or more of the Basket Commodities.

The following events will not be market disruption events:

➤	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to a Basket Commodities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer—Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “—Default Amount.”

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Securities as the outstanding principal amount of that Security. Although the terms of the Securities may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer—Default, Remedies and Waiver of Default” and “—Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. Dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

➤	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Specific Terms of the Securities

➤	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

➤	no quotation of the kind referred to above is obtained, or

➤	every quotation of that kind obtained is objected to within five business days after the due date as described above

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➤	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

➤	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Specific Terms of the Securities

Business Day

When we refer to a business day with respect to the Securities, we mean a day that is a business day of the kind described in the “Description of Debt Securities We May Offer—Payment Mechanics for Debt Securities” in the attached prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer—Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “Maturity Date” and “Final Valuation Date” above.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Securities without notice. The calculation agent will make all determinations regarding the value of the Securities at maturity, market disruption events, business days, the default amount, the Basket Starting Level, the Basket Ending Level and the amount payable in respect of your Securities. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

The Securities will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to one or more of the Basket Commodities and/or listed and/or over-the-counter options, futures or exchange-traded funds on Basket Commodities prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➤	acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the value of the Basket Commodities,

➤	acquire or dispose of positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, or

➤	any combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of Basket Commodities, listed or over-the-counter options or futures on Basket Commodities or listed or over-the-counter options, futures or exchange-traded funds.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time. See “Risk Factors” on page S-10 for a discussion of these adverse effects.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of September 30, 2007 (unaudited)	CHF	USD
	(in millions)
Debt
Debt issued(1)	422,254	362,705
Total Debt	422,254	362,705
Minority Interest(2)	6,160	5,291
Shareholders’ Equity	48,229	41,427
Total capitalization	470,643	409,424

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.85897 (the exchange rate in effect as of September 30, 2007).

(1) Includes Money Market Paper and Medium Term Notes as per Balance Sheet position based on remaining maturities.
(2) Includes Trust preferred securities.

Supplemental U.S. Tax Considerations

The following is a general description of certain United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date

The discussion below supplements the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder.

You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO

Supplemental U.S. Tax Considerations

THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities as a pre-paid cash-settled forward contract with respect to the Basket Commodities and the terms of your Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat your Securities for all tax purposes in accordance with such characterization. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Security in an amount equal to the difference between the amount realized at such time and your tax basis in the Security. In general, your tax basis in your Securities would be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Security until maturity, your holding period will generally include the maturity date.

Alternative Treatment. The Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

In addition, a member of the House of Representatives has recently introduced a bill that, if enacted, would require holders of Securities purchased after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

In addition, it is possible that your Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, redemption or maturity of your Security would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Security, and thereafter, would be capital loss.

Supplemental U.S. Tax Considerations

If your Securities are treated as contingent debt instruments and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the Internal Revenue Service could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that (i) you should be treated as owning the Basket Commodities, (ii) any gain or loss that you recognize upon exchange or maturity of the Securities should be treated as an ordinary gain or loss or (iii) you should be required to accrue interest income over the term of your Securities. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup Withholding and Information Reporting. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal on a Security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

•	the payment of the proceeds from the sale of a Security effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Security that is effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

Supplemental U.S. Tax Considerations

In addition, a sale of a Security effected at a foreign office of a broker will generally be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

• one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

• such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Securities but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Securities by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Securities by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Securities on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Securities, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Securities is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “ERISA Considerations” in the attached prospectus.

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Securities specified on the front cover of this prospectus supplement. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Securities at the original issue price applicable to the offered Securities to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Securities to securities dealers at a discount from the original issue price of up to the underwriting discount set forth on the front cover of this prospectus supplement. In the future, we or our affiliates may repurchase and resell the offered Securities in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Securities. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Securities after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Performance
Securities with
Partial
Protection

UBS AG $• Securities
linked to a Corn, Sugar and Soybean
Basket due on •

Prospectus Supplement

March •, 2008
(To Prospectus dated March 27, 2006)

UBS Investment Bank
UBS Financial Services Inc.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus Supplement Summary	S-1
Risk Factors	S-10
Historical Performance	S-16
The Commodity Futures Markets and Information on the CME and ICE	S-17
Valuation of the Securities	S-18
Specific Terms of the Securities	S-19
Use of Proceeds and Hedging	S-25
Capitalization of UBS	S-26
Supplemental U.S. Tax Considerations	S-27
ERISA Considerations	S-31
Supplemental Plan of Distribution	S-32

Prospectus

Introduction	3
Cautionary Note Regarding Forward-Looking Statements	5
Incorporation of Information About UBS AG	7
Where You Can Find More Information	8
Presentation of Financial Information	9
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	10
Capitalization of UBS	10
UBS	11
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	36
Legal Ownership and Book-Entry Issuance	53
Considerations Relating to Indexed Securities	59
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	62
U.S. Tax Considerations	65
Tax Considerations Under the Laws of Switzerland	76
ERISA Considerations	78
Plan of Distribution	79
Validity of the Securities	82
Experts	82